Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-122456

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED FEBRUARY 1, 2005)

HCP, INC.

554,890 SHARES OF COMMON STOCK

This Prospectus Supplement No. 4 supplements and amends the Prospectus dated February 1, 2005, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah II, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holders listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

Non-Managing
	Member Units of	Common
	HCPI/Utah II,	Stock
	LLC	Beneficially		Common Stock
	Owned of	Owned		Beneficially Owned
	Record Prior to	Following		Following the Offering
	the	the Exchange	Common Stock	(1)(5)
Name	Exchange (1)	(1)(5)	Offered Hereby(5)	Shares		Percent

The Corporation of the President of the Church of Jesus Christ of Latter-day Saints(2)	2,179	4,358	2,858	0	(6)	*

United Way of Salt Lake(3)	714	1,428	1,428	0		*

University of Utah for the benefit of the University Hospital – IVF Miracle Fund Gift Account(4)	857	1,714	1,714	0		*

*Represents less than 1% of the total outstanding shares of our common stock.

(1)                                Based on information provided to us by (i) The Corporation of the President of The Church of Jesus Christ of Latter-day Saints as of November 20, 2007, (ii) United Way of Salt Lake as of November 8, 2007 and (iii) University of Utah for the benefit of the University Hospital — IVF Miracle Fund Gift Account as of December 5, 2007.

(2)                                The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained (i) 750 non-managing member units of HCPI/Utah II, LLC in an assignment from Lonnie Bullard and (ii) 1,429 non-managing member units of HCPI/Utah II, LLC in an assignment from H. Roger Boyer, who received the non-managing member units from The H. Roger Boyer Family Partnership, Ltd., which received the non-managing member units in an assignment from Boyer Medical Holding Company, L.C., a selling holder listed in the Prospectus.

(3)                                United Way of Salt Lake obtained 714 non-managing member units of HCPI/Utah II, LLC in an assignment from H. Roger Boyer, who received the non-managing member units from The H. Roger Boyer Family Partnership, Ltd., which received the non-managing member units in an assignment from Boyer Medical Holding Company, L.C., a selling holder listed in the Prospectus.

(4)                                University of Utah for the benefit of the University Hospital – IVF Miracle Fund Gift Account obtained 857 non-managing member units of HCPI/Utah II, LLC in an assignment from H. Roger Boyer, who received the non-managing member units from The H. Roger Boyer Family Partnership, Ltd., which received the non-managing member units in an assignment from Boyer Medical Holding Company, L.C., a selling holder listed in the Prospectus.

(5)                                Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah II, LLC beneficially owned by it for shares of HCP’s common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occurs other than the exchange or the exchange and the offering, as applicable.

(6)                                Contemplates the sale of all of the common stock offered hereby and includes the sale of 1,500 shares of common stock offered pursuant to Prospectus Supplement No. 12, Registration No. 333-99067, filed with the Securities and Exchange Commission on January 4, 2008.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 4, 2008.